Exhibit 3.2

AMENDED AND RESTATED BY-LAWS OF
PRA GROUP, INC.

Effective as of June 15, 2020

ARTICLE 1
OFFICES

Section 1.1  Registered Office. The registered office of the Corporation within the State of Delaware shall be located at the principal place of business in said State of such corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Other Offices. The Corporation may also have offices and places of business at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.1 Place of Meetings. All meetings of stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be determined by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.2 Annual Meetings. The annual meeting of stockholders for the election of directors shall be held at such time on such day as the Board of Directors in each such year determines. At the annual meeting, the stockholders entitled to vote for the election of directors shall elect directors and transact such other business as may properly come before the meeting.

Section 2.3 Special Meetings.

(a) Pursuant to Article Sixth of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the written request of 30% of the stockholders of the Corporation (the “requisite percent”). Special meetings shall be held solely for the purposes specified in the notice of meeting.

(b) Any stockholder seeking to request a special meeting pursuant to Article Sixth of the Certificate of Incorporation shall first request that the Board of Directors fix a record date to determine the stockholders entitled to request a special meeting (the “ownership record date”) by delivering notice in writing to the Secretary of the Corporation at the principal executive offices of the Corporation (the “record date request notice”). A stockholder’s record date request notice shall contain information about the number of shares of the Corporation’s common stock (“Voting Stock”) that are owned of record and beneficially by the stockholder. Upon receiving a record date request notice, the Board of Directors may set an ownership record date. Notwithstanding any other provision of these By-Laws, the ownership record date shall not precede the date upon which the resolution fixing the ownership record date is adopted by the Board of Directors, and shall not be more than 10 days after the close of business on the date upon which the resolution fixing the ownership record date is adopted by the Board of Directors. If the Board of Directors, within 10 days after the date upon which a valid record date request notice is received by the Secretary of the Corporation, does not adopt a resolution fixing the ownership record date, the ownership record date shall be the close of business on the 10th day after the date upon which the valid record date request notice is received by the Secretary of the Corporation (or, if such 10th day is not a business day, the first business day thereafter).

(c) In order for a stockholder-requested special meeting to be called pursuant to Article Sixth of the Certificate of Incorporation, one or more written requests for a special meeting signed by the stockholders (or their duly authorized agents) who own, as of the ownership record date, at least the requisite percent (the “special meeting request”), must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation. A special meeting request shall: (i) state the business proposed to be acted on at the meeting; (ii) bear the date of the signature of each stockholder (or duly authorized agent) submitting the special meeting request; (iii) set forth the name and address of each stockholder submitting the special meeting request, as they appear on the corporation’s books; (iv) include documentary evidence that the requesting stockholders own the requisite percent as of the ownership record date; provided, however, that if the requesting stockholders are not the beneficial owners of the Voting Stock representing the requisite percent, then to be valid, the special meeting request must also include documentary evidence of the number of shares of Voting Stock owned by the beneficial owners on whose behalf the special meeting request is made as of the ownership record date; and (v) be timely delivered to the Secretary of the Corporation. To be timely, the special meeting request must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation within 60 days after the ownership record date.

(d) After receiving a special meeting request, the Board of Directors shall determine in good faith whether the stockholders requesting the special meeting have satisfied the requirements for calling a special meeting of stockholders, and the Corporation shall notify the requesting stockholder of the Board of Director’s determination about whether the special meeting request is valid. The date, time and place of the special meeting shall be fixed by the Board of Directors, and the date of the special meeting shall not be more than 120 days after the date on which the valid special meeting request is delivered to the Secretary of the Corporation in accordance with this Section 2.3. The record date for the special meeting shall be fixed by the Board of Directors as set forth in Section 6.5 of these By-Laws.

(e) A special meeting request shall not be valid, and the Corporation shall not call a special meeting if (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under, or that involves a violation of, applicable law, the Certificate of Incorporation or these By-Laws or (ii) the special meeting request does not comply with the requirements of the Certificate of Incorporation or these By-Laws.

(f) Any stockholder who submitted a special meeting request may revoke its written request by written revocation delivered to the Secretary of the Corporation at the principal executive offices of the Corporation at any time prior to the stockholder-requested special meeting. A special meeting request shall be deemed revoked (and any meeting scheduled in response may be cancelled) if the stockholders submitting the special meeting request, and any beneficial owners on whose behalf they are acting (as applicable), do not continue to own at least the requisite percent at all times between the date the record date request notice is received by the Corporation and the date of the applicable stockholder-requested special meeting, and the requesting stockholder shall promptly notify the Secretary of the Corporation of any decrease in ownership of shares of Voting Stock that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written requests from the requisite percent, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting (and may cancel such meeting).

(g) Business transacted at any stockholder-requested special meeting shall be limited to: (i) the purpose stated in the valid special meeting request received from the requisite percent and (ii) any additional matters that the Board of Directors determines to include in the Corporation’s notice of the meeting. If none of the stockholders who submitted the special meeting request appear at the stockholder-requested special meeting to present the matters to be presented for consideration that were specified in the special meeting request, the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the corporation.

Section 2.4 Notice of Meetings. Written notice of every meeting of stockholders, stating the place, date and time of the meeting and, in the case of a special meeting of stockholders, the purpose(s) of the meeting and the person(s) by whom or at whose direction such meeting has been called and such notice is being issued, shall be given not less than 10 nor more than 60 days (or such other period of time as may be required by applicable law) before the date of the meeting, either by mail or by electronic transmission by or at the direction of the Chairman of the Board of Directors or the Secretary of the Corporation to each stockholder of record entitled to vote at such meeting. Notice of any stockholder meeting shall be deemed to be given (a) if the notice is mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the stock transfer books of the Corporation, (b) if the notice is delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address and (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by law. Nothing herein contained shall preclude the stockholders from waiving notice as provided in Section 4.1 hereof.

Section 2.5 Quorum. The holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum and be necessary for the transaction of business at any meeting of stockholders. If, however, such quorum shall not be present or represented at any meeting of stockholders, the person presiding over the meeting or a majority of the stockholders entitled to vote at the meeting, that are present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Notwithstanding the foregoing, if after any such adjournment the Board of Directors shall fix a new record date for the adjourned meeting, or if the adjournment is for more than 30 days, a notice of such adjourned meeting shall be given as provided in Section 2.4 of these By-Laws, but such notice may be waived as provided in Section 4.1 hereof.

Section 2.6 Voting. The voting rights of stockholders shall be as provided in the Certificate of Incorporation.

Section 2.7 Proxies. Every stockholder entitled to vote at a meeting or by consent without a meeting may authorize another person or persons to act for such stockholder by proxy. A stockholder may authorize another person or persons to act for such stockholder as proxy:

(a) in a writing executed by the stockholder giving the proxy or by the stockholder’s duly authorized officer, director, employee or agent; or

(b) by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

No proxy shall be valid after the expiration of three years from its date, unless a longer period is provided for in the proxy. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it, or his legal representatives or assigns except in those cases where an irrevocable proxy permitted by statute has been given.

Section 2.8 Stock Records. The Corporation shall prepare and make, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order and showing the address of and the number and class and series, if any, of shares registered in the name of each stockholder. Such list shall be open during ordinary business hours to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to such meeting at the Corporation’s principal place of business or such other places as permitted or required by statute. Such list shall also be produced and kept open at the time and place of the meeting and may be examined by any stockholder who is present.

Section 2.9 Conduct of Meeting. The Chairman of the Board shall preside at all meetings of the stockholders. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all such meetings. In the absence of the Chairman of the Board or the Chief Executive Officer, the President shall preside at all such meetings. If none of the Chairman of the Board, the Chief Executive Officer or the President is present, then any other director or officer chosen by the directors in attendance shall preside. The Secretary of the Corporation, or, in his or her absence, an Assistant Secretary, if any, shall act as secretary of every meeting, but if neither the Secretary of the Corporation nor an Assistant Secretary is present, the person presiding at the meeting shall appoint a secretary of the meeting.

Section 2.10 Inspectors and Judges. The Corporation shall appoint one or more inspectors of election to act at the meeting or any adjournment thereof. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the person presiding at the meeting. Each inspector before entering upon the discharge of such duties shall take and sign an oath to faithfully execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. The inspector(s) shall (a) ascertain the number of shares outstanding and the voting power of each; (b) determine the shares represented at a meeting and the validity of proxies and ballots; (c) count all votes and ballots; (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. On request of the person presiding at the meeting, the inspector(s) shall report in writing on any challenge, question or matter determined by the inspector(s) and execute a certificate of any fact found by the inspector(s).

Section 2.11 Order of Business at Meetings of Stockholders.

(a) Annual Meetings of Stockholders. At any annual meeting of the stockholders, only such nominations of persons for election to the Board of Directors shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly made at the annual meeting, by or at the direction of the Board of Directors or (iii) otherwise properly requested to be brought before the annual meeting by a stockholder of the Corporation in accordance with these By-Laws. For nominations of persons for election to the Board of Directors or proposals of other business to be properly requested by a stockholder to be made at an annual meeting, a stockholder must (x) be a stockholder of record at the time of giving of notice of such annual meeting by or at the direction of the Board of Directors and at the time of the annual meeting, (y) be entitled to vote at such annual meeting and (z) comply with the procedures set forth in these By-Laws as to such business or nomination.

(b) Special Meetings of Stockholders. At any special meeting of the stockholders, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting. To be properly brought before a special meeting, proposals of business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors or (iii) otherwise properly brought at a Stockholder Requested Special Meeting by a stockholder or a group of stockholders who complies with the notice and other requirements set forth in Section 2.3 of these By-Laws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board of Directors or (B) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (x) is a stockholder of record at the time of giving of notice of such special meeting and at the time of the special meeting, (y) is entitled to vote at the meeting and (z) complies with the procedures set forth in these By-Laws as to such nomination. For nominations to be properly made at a Stockholder Requested Special Meeting, and proposals of other business to be properly brought before a Stockholder Requested Special Meeting, a stockholder or group of stockholders shall comply with the notice and other requirements set forth in Section 2.3 of these By-Laws.

(c) General. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these By-Laws and, if any proposed nomination or other business is not in compliance with these By-Laws, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded. If the stockholder (or its authorized representative) fails to appear at the meeting, the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation. Any proposal of business by a stockholder must be a valid matter for stockholder action under applicable law, the Certificate of Incorporation and these By-Laws.

Section 2.12 Advance Notice of Stockholder Business and Nominations.

(a) Annual Meeting of Stockholders. For any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.11(a) of these By-Laws, the stockholder must have given timely notice thereof in proper form. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

(b) Special Meetings of Stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder may nominate a person or persons (as the case may be) for election to such position(s) to be elected as specified in the Corporation’s notice calling the meeting, provided that the stockholder gives timely notice thereof in proper form. In order to be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

(c) Other Provisions.

(i) To be in proper form, a stockholder’s notice (whether given pursuant to Section 2.12 (a) or 2.12(b) of these By-Laws) to the Secretary of the Corporation must include the following, as applicable:

(A) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a stockholder’s notice must set forth: (i) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) the class or series and number of shares of the Corporation and any other securities of the Corporation that are, directly or indirectly, owned beneficially or of record by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert therewith, and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(B) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, a stockholder’s notice must, in addition to the matters set forth in paragraph (A) above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, and their respective affiliates and associates or others acting in concert therewith in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (iii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(C) as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors, a stockholder’s notice must, in addition to the matters set forth in paragraph (A) above, also set forth: (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand; and

(D) the Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(ii) If a stockholder who has given timely notice as required herein to bring any business before any such meeting and intends to authorize a qualified representative to act for such stockholder as a proxy to present the proposal at such meeting, the stockholder shall give notice of such authorization in writing to the Secretary of the Corporation not less than three business days before the date of the meeting, including the name and contact information for such person.

ARTICLE III
DIRECTORS

Section 3.1 Number. The number of directors of the Corporation which shall constitute the entire Board of Directors shall be fixed from time to time by a vote of a majority of the entire Board of Directors. A majority of the directors shall be independent directors, as determined under current Nasdaq National Market (“Nasdaq”) rules.

Section 3.2 Nomination, Term, Removal, Vacancies, Resignation and Newly Created Directorships. The nomination, term, removal and newly created directorships shall be governed by the Certificate of Incorporation. Any director may resign at any time upon notice of resignation given in writing or by electronic transmission to the Chairman of the Board of Directors or the Secretary of the Corporation. A director’s resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation that is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable.

Section 3.3 Election. (a) Except as provided in subsection (b) of this Section 3.3, each director shall be elected by a vote of the majority of the votes cast with respect to that director-nominee’s election at a meeting for the election of directors at which a quorum is present. For purposes of this Section 3.3, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director.

(b) This subsection (b) (and not subsection (a)) shall apply to any election of directors at which a quorum is present if, as of the record date for such meeting, there are more nominees for election than the number of directors to be elected, one or more of whom are properly proposed by stockholders. A nominee for director in an election to which this subsection (b) applies shall be elected by a plurality of the votes cast in such election.

Section 3.4 Powers and Duties. Subject to the applicable provisions of law, these By-Laws or the Certificate of Incorporation, but in furtherance and not in limitation of any rights therein conferred, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall exercise all such powers of the Corporation and do all such lawful acts and things as may be exercised by the Corporation.

Section 3.5 Place of Meetings. All meetings of the Board of Directors may be held either within or without the State of Delaware.

Section 3.6 Annual Meetings. Unless otherwise determined by the Board of Directors, an annual meeting of the Board of Directors shall be held on the day of the annual meeting of stockholders, and no notice of such meeting to the newly elected directors shall be necessary in order to legally constitute the meeting, provided a quorum shall be present.

Section 3.7 Regular Meetings. Regular meetings of the Board of Directors may be held upon such notice on such date and at such time and place as shall from time to time be determined by the Board of Directors. Such meetings shall include executive sessions of the independent directors of the Corporation.

Section 3.8 Special Meetings. Special meetings of the Board of Directors may be called by a majority of the Board of Directors. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 3.9 Notice of Meetings. Notice of each special meeting of the Board of Directors shall be given by the Secretary of the Corporation or an Assistant Secretary and shall state the place, date and time of the meeting. Notice of each such meeting shall be given orally, by electronic transmission or by mail to each director at his residence or usual place of business. If notice of less than 3 days is given, it shall be oral (whether by telephone or in person), by electronic transmission or overnight courier. If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid. Notice of any adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, as well as to the other directors unless the place, date and time of the new meeting is announced at the adjourned meeting. Nothing herein contained shall preclude the directors from waiving notice as provided in Section 4.1 hereof.

Section 3.10 Quorum and Voting. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall be necessary to, and shall constitute a quorum for, the transaction of business at any meeting of directors, unless otherwise provided by any applicable provision of law, by these By- Laws, or by the Certificate of Incorporation. The act of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board of Directors, unless otherwise provided by an applicable provision of law, by these By-Laws or by the Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, the directors present at such meeting may adjourn the meeting by majority vote from time to time, until a quorum shall be present.

Section 3.11 Compensation. The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the Corporation as directors, officers or otherwise.

Section 3.12 Books and Records. The Corporation may keep its books and records, except such as are required by law to be kept within the state, outside of the State of Delaware, at such place or places (including by means of one or more information storage devices or distributed electronic networks or databases) as the Board of Directors may from time to time determine.

Section 3.13 Telephonic Meetings and Actions Without Meetings. Any one or more members of the Board of Directors, or any committee of the Board of Directors, may participate in a meeting of the Board of Directors or committee by means of a conference telephone call, videoconference, via electronic communications portals or similar means of communications which enable all persons participating in the meeting to hear each other. Any Action required or permitted to be taken by the Board of Directors, or by a committee of the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Participation by such means shall constitute presence in person at a meeting.

Section 3.14 Committees of the Board. The Board of Directors shall designate an Audit Committee, a Compensation Committee and a Nominating Committee and may designate one or more other committees, each consisting of one or more directors. The Board of Directors may designate one or more directors as alternate members of any such committee. Such alternate members may replace any absent member or members at any meeting of such committee. Each committee (including the members thereof) shall serve at the pleasure of the Board of Directors and shall keep minutes of its meetings and report the same to the Board of Directors. Except as otherwise provided by law, each such committee, to the extent provided in the resolution establishing it, shall have and may exercise all the authority of the Board of Directors with respect to all matters.

ARTICLE IV
WAIVER

Section 4.1 Waiver. Whenever a notice is required to be given by any provision of law, by these By-Laws or by the Certificate of Incorporation, a waiver thereof in writing, whether before or after the time stated therein, shall be deemed equivalent to such notice. In addition, any stockholder attending a meeting of stockholders in person or by proxy who objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, and any director attending a meeting of the Board of Directors or a committee without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, shall be conclusively deemed to have waived notice of such meeting.

ARTICLE V
OFFICERS

Section 5.1 Executive Officers. The officers of the Corporation shall be a President, a Chief Executive Officer, a Secretary and a Treasurer. Any person may hold two or more of such offices. The officers of the Corporation shall be elected annually (and from time to time by the Board of Directors, as vacancies occur), at the annual meeting of the Board of Directors or at such other date chosen by the Board of Directors.

Section 5.2 Other Officers. The Board of Directors may appoint such other officers, including Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers, as it shall at any time or from time to time deem necessary or advisable.

Section 5.3 Authorities and Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or are hereinafter provided or as from time to time shall be conferred by the Board of Directors.

Section 5.4 Tenure and Removal. The officers of the Corporation shall be elected or appointed to hold office until their respective successors are elected or appointed. All officers shall hold office at the pleasure of the Board of Directors, and any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors for cause or without cause at any regular or special meeting.

Section 5.5 Vacancies. Any vacancy occurring in any office of the Corporation, whether because of death, resignation or removal, with or without cause, or any other reason, shall be filled by the Board of Directors.

Section 5.6 Compensation. The salaries and other compensation of all officers and agents of the Corporation shall be fixed by or in the manner prescribed by the Board of Directors.

Section 5.7 Chief Executive Officer. The Chief Executive Officer shall have general supervision of the business and affairs of the Corporation and shall have such powers and duties as the Board of Directors may from time to time prescribe. In the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and directors.

Section 5.8 President. The President shall have general charge of the business and affairs of the Corporation subject to the control of the Board of Directors and the Chief Executive Officer and in the absence of the Chairman of the Board and the Chief Executive Officer shall preside at all meetings of the stockholders and directors. The President shall perform such other duties as are properly required of him or her by the Board of Directors.

Section 5.9 Vice President. Each Vice President (including Executive Vice Presidents, Senior Vice Presidents, and Assistant Vice Presidents), if any, shall perform such duties as may from time to time be assigned to him or her by the President, the Chief Executive Officer or the Board of Directors.

Section 5.10 Secretary. The Secretary shall attend all meetings of the stockholders and all meetings of the Board of Directors and shall record all proceedings taken at such meetings in a book to be kept for that purpose; the Secretary shall see that all notices of meetings of stockholders and meetings of the Board of Directors are duly given in accordance with the provisions of these By-Laws or as required by law; the Secretary shall be the custodian of the records and of the corporate seal or seals of the Corporation; the Secretary shall have authority to affix the corporate seal or seals to all documents, the execution of which, on behalf of the Corporation, under its seal, is duly authorized, and when so affixed it may be attested by the Secretary’s signature; and in general, the Secretary shall perform all duties incident to the office of the Secretary of a corporation, and such other duties as the Board of Directors may from time to time prescribe.

Section 5.11 Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Corporation and shall deposit, or cause to be deposited, in the name and to the credit of the Corporation, all moneys and valuable effects in such banks, trust companies, or other depositories as shall from time to time be selected by the Board of Directors. The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; the Treasurer shall render to the President, the Chief Executive Officer and each member of the Board of Directors, whenever requested, an account of all transactions as Treasurer and of the financial condition of the Corporation; and in general, the Treasurer shall perform all of the duties incident to the office of the Treasurer of a corporation, and such other duties as the Board of Directors may from time to time prescribe.

Section 5.12 Other Officers. The Board of Directors may also elect or may delegate to the President or the Chief Executive Officer the power to appoint such officers as it may deem advisable, and any officers so elected or appointed shall have such authority and perform such duties as the Board of Directors, the President or the Chief Executive Officer, if he or she shall have appointed them, may from time to time prescribe.

ARTICLE VI
PROVISIONS RELATING TO STOCK CERTIFICATES AND STOCKHOLDERS

Section 6.1 Form and Signature. The shares of the Corporation may be either recorded and maintained on the books of the Corporation or the Corporation’s transfer agent without the issuance of a physical stock certificate, or the shares may be represented by a certificate signed by any two officers of the Corporation. Each certificate representing shares shall state upon its face (a) that the Corporation is formed under the laws of the State of Delaware, (b) the name of the person or persons to whom it is issued, (c) the number of shares which such certificate represents and (d) the par value, if any, of each share represented by such certificate.

Section 6.2 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of stock to receive dividends or other distributions, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of stock, and shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person.

Section 6.3 Transfer of Stock. Upon surrender to the Corporation or the appropriate transfer agent, if any, of the Corporation, of a certificate representing shares of stock duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and, in the event that the certificate refers to any agreement restricting transfer of the shares which it represents, proper evidence of compliance with such agreement, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the Corporation.

Section 6.4 Lost Certificates, etc. The Corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost, mutilated, stolen or destroyed, and the Board of Directors may require the owner of such lost, mutilated, stolen or destroyed certificate, or such owner’s legal representatives, to make an affidavit of the fact and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, mutilation, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 6.5 Record Date. For the purpose of determining the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or to express written consent to any corporate action without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date. Such date shall not be more than 60 nor less than 10 days before the date of any such meeting, nor more than 60 days prior to any other action.

Section 6.8 Regulations. Except as otherwise provided by law, the Board of Directors may make such additional rules and regulations, not inconsistent with these By-Laws, as it may deem expedient, concerning the issue, transfer and registration of certificates for the security of the Corporation. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars and may require all certificates for shares of capital stock to bear the signature or signatures of any of them.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1 Dividends and Distributions. Dividends and other distributions upon or with respect to outstanding shares of stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, bonds, property or in stock of the Corporation. The Board of Directors shall have full power and discretion, subject to the provisions of the Certificate of Incorporation or the terms of any other corporate document or instrument to determine what, if any, dividends or distributions shall be declared and paid or made.

Section 7.2 Checks, etc. All checks or demands for money and notes or other instruments evidencing indebtedness or obligations of the Corporation shall be signed by such officer or officers or other person or persons as may from time to time be designated by the Board of Directors.

Section 7.3 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Corporate Seal Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

Section 7.4 Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 7.5 General and Special Bank Accounts. The Board of Directors may authorize from time to time the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board of Directors may designate or as may be designated by any officer or officers of the Corporation to whom such power of designation may be delegated by the Board of Directors from time to time. The Board of Directors may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these By-Laws, as it may deem expedient.

ARTICLE VIII
INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHER PERSONS

Section 8.1 Indemnification by Corporation. The indemnification of directors, officers and other persons shall be as provided in the Certificate of Incorporation.

ARTICLE IX
FORUM SELECTION

Section 9.1 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for:

(a) any derivative action or proceeding brought on behalf of the Corporation,

(b) any action for breach of duty to the Corporation or the Corporation’s stockholders by any current or former director, officer or stockholder of the Corporation,

(c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or these By-Laws (as either may be amended from time to time), or

(d) any action asserting a claim governed by the internal affairs doctrine that is not included in (a), (b) or (c) of this Section 9.1,

in all cases subject to one of the courts having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

If any action the subject matter of which is within the scope of this Article IX is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions of this Article IX and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ARTICLE X
ADOPTION AND AMENDMENTS

Section 10.1 Power to Amend. The power to adopt, amend and repeal the By-Laws shall be as provided in the Certificate of Incorporation.